Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff (609) 933-9243 Mobile swoodruff@tyco.com	John Roselli (610) 893-9559 Keith Kolstrom (610) 893-9551

TYCO ELECTRONICS ANNOUNCES PARTICIPATION IN
JUNE 19 INVESTOR MEETING IN NEW YORK

BERWYN, Pa. — June 15, 2007 — Tyco Electronics will provide an overview of the company and its business segments, strategic priorities, and financial profile at an investor meeting hosted by Tyco International Ltd. on Tuesday, June 19, 2007.

The program will include presentations from Ed Breen, Chairman and CEO of Tyco International; Tom Lynch, CEO of Tyco Electronics; and Rich Meelia, President and CEO of Tyco Healthcare (to be renamed Covidien) — as well as select members of their respective management teams.

TYCO INVESTOR MEETING

Tuesday, June 19, 2007

8:00 a.m. — 4:00 p.m. Eastern Time

Equitable Center Auditorium

787 Seventh Avenue (between 51st and 52nd Streets)

New York City

Tyco Electronics’ portion of the agenda, including a question and answer session specifically for analysts and investors, will run from 11:00 a.m. to approximately 1:15 p.m.

Representatives of the media are invited to attend.  The companies will provide a media room located on the 7th Avenue lobby level of the Equitable Center — equipped with a closed-circuit telecast of the meeting, high-speed internet connections, and telephones.  The media room will be available beginning at 7:30 a.m. and light refreshments will be available throughout the day.

Individuals who are unable to attend the meeting in person will be able to view a live video- and webcast via Tyco’s corporate website www.tyco.com.

If you are a member of the media and you plan to attend, please RSVP to Sheri Woodruff at 609-933-9243 / swoodruff@tyco.com.

Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) is expected to begin regular, independent trading on the New York and Bermuda Stock Exchanges beginning Monday, July 2, 2007.

ABOUT TYCO ELECTRONICS

Tyco Electronics, currently a business segment of Tyco International Ltd., is a leading global provider of engineered electronic components, network solutions and wireless systems, with 2006 sales of US$12.8 billion to customer locations in more than 150 countries.  Tyco Electronics designs, manufactures and markets products for customers in industries from automotive, appliances and aerospace and defense to telecommunications, computers and consumer electronics.  With over 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is its customers’ advantage.  More information on Tyco Electronics can be found at www.tycoelectronics.com.

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